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Dan River Inc.
P.O. Box 261                                NEWS RELEASE
Danville, Virginia 24543

For Immediate Release:                           September 21, 1998

Contact:
Scott D. Batson-Vice President-Finance
(804)799-4113


DAN RIVER INC. AND THE BIBB COMPANY AMEND THE TERMS OF THE MERGER

Dan River Inc. (NYSE:DRF) and The Bibb Co. (AMEX:BIB) jointly stated today that they have amended the merger agreement that was announced on June 29, 1998 under which Dan River will acquire all of the outstanding common stock of The Bibb Company for a combination of cash and Dan River common stock.

The original merger agreement required, as a condition precedent to closing, that the parties receive an opinion of counsel that the transaction qualifies as a tax-free reorganization. In order to receive such an opinion, the stock portion of the consideration would have had to represent at least 40% of the total consideration paid to Bibb stockholders. At the current trading price of Dan River common stock, such an opinion would not be delivered.

Under the amended merger agreement, the transaction has been restructured so that it will no longer qualify as a tax-free reorganization and the tax opinion will not be required. As a result, Bibb's stockholders will be deemed to have sold all of their Bibb shares in a taxable transaction, regardless of whether they receive cash or Dan River stock for their Bibb shares. The restructuring of the transaction will not result in additional tax liability to Dan River or Bibb at the corporate level, however. Other terms of the merger will remain substantially the same.

The parties expect to mail amended or supplemental joint proxy statements to stockholders before the end of this week. Dan River and Bibb expect to adjourn their stockholders' meetings, presently scheduled to be held on September 28, until the week of October 11 and to close the transaction promptly after the stockholder meetings.

Mr. Michael L. Fulbright, Chairman, CEO and President of The Bibb Company, stated, "Notwithstanding current market conditions, we continue to believe this merger is in the best interest of our shareholders, customers and associates, and this amendment to the merger agreement removes a potential obstacle to our efforts to complete this transaction in a timely fashion. We continue to be very enthusiastic about this business combination."

Mr. Joseph L. Lanier, Jr., Chairman and CEO of Dan River Inc. stated, "As we approach the expected date to consummate this merger, we remain excited about the opportunity to create a stronger more competitive home fashions company and the benefits it will bring to our shareholders, customers, and associates."

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Note:      This press release contains statements regarding the expectations of Bibb and Dan River concerning future events and future performance of the combined companies. These statements constitute forward-looking statements under applicable securities laws. Dan River's performance after the consummation of the merger could be materially and adversely affected by, among other things, its inability to achieve cost savings or other anticipated benefits from the Bibb acquisition as planned, decreases in demand for Dan River's products, the failure to remain competitive with respect to factors such as price, product styling and customer service, fluctuations in the price and availability of cotton, deterioration of relationships with material customers, and adverse changes in general market and industry conditions. Management believes these forward looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. For a more detailed discussion of risks associated with Dan River's business, see Dan River's Current Report on Form 8-K which was filed with the Securities and Exchange Commission on July 20, 1998.










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